EXHIBIT 99.2
Polaris Industries
Consolidated Statements of Income
and other selected financial information
(In thousands, except per share data)
UNAUDITED
PRO FORMA REFLECTING FAS 123R

	For three months ended				For year ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Dec. 31, 2005
Sales	$358,312	$442,296	$543,124	$526,087	$1,869,819
Cost of Sales	275,737	347,462	418,222	417,366	$1,458,787

Gross Profit	82,575	94,834	124,902	108,721	411,032
Operating Expenses
Selling and marketing	28,126	26,424	28,297	25,548	$108,395
Research and development	17,157	18,086	18,550	17,190	$70,983
General and administrative	18,234	13,332	17,750	15,966	$65,282

Total operating expenses	63,517	57,842	64,597	58,704	244,660

Income from financial services	8,542	8,206	10,203	11,689	$38,640

Operating Income	27,600	45,198	70,508	61,706	205,012

Non-Operating Expense (Income)
Interest Expense	575	1,183	1,552	1,403	$4,713
Equity in Income of manufacturing affiliates	(3)	3	(945)	(1,363)	$(2,308)
Other expense (income), net	174	1,070	1,159	1,345	$3,748

Income before income taxes	26,854	42,942	68,742	60,321	198,859

Provision for income taxes	8,990	13,809	20,133	18,206	$61,138

Net Income from continuing operations	$17,864	$29,133	$48,609	$42,115	$137,721

Loss from discontinued operations, net of tax	$(275)	$(145)	$(265)	$(322)	$(1,007)

Net Income	$17,589	$28,988	$48,344	$41,793	$136,714

Basic Net Income per share
Continuing Operations	$0.42	$0.69	$1.16	$1.02	$3.27
Loss from discontinued operations	$(0.01)	$0.00	$(0.01)	$(0.01)	$(0.02)
Net Income	$0.41	$0.69	$1.15	$1.01	$3.24

Diluted Net Income per share
Continuing Operations	$0.40	$0.66	$1.11	$0.99	$3.15
Loss from discontinued operations	$(0.01)	$0.00	$(0.01)	$(0.01)	$(0.02)
Net Income	$0.39	$0.66	$1.11	$0.98	$3.12

Weighted average shares outstanding:
Basic	42,817	42,270	41,962	41,475	42,131
Diluted	45,085	43,870	43,600	42,594	43,787